Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the 15th day of May, 2015, between AXT, Inc., a Delaware Corporation, (“AXT” or the “Company”), with its principal place of business located at 4281 Technology Drive, Fremont, California, and Davis Zhang an individual, residing at 13612 Vaquero Court, Saratoga, California 95070 (“Zhang”) (collectively, the “Parties”).

RECITALS

A.	AXT has retained the services of Zhang to provide advice and counsel for: (1) the strategy and operations of the ten (10) joint ventures associated with AXT (the “Joint Ventures”) and its subsidiaries in China, and; (2) the locating and training of a candidate to assist Dr. Morris Young (“Dr. Young”), in his capacity as the Chief Executive Officer of AXT, in managing the ten (10) Joint Ventures and AXT’s subsidiaries in China;

B.	In view of his twenty-nine (29) years of employment at and dedication to AXT, this Agreement is offered to Zhang by AXT to help create a smooth transition period following Zhang’s resignation and departure so that Zhang can focus on improving his poor health.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, and in consideration of the recitals set forth above, the Parties hereto agree as follows.

1.	Engagement. Subject to the terms and conditions of this Agreement, AXT hereby engages Zhang as an independent contractor to perform the services set forth herein, and Zhang hereby accepts such engagement.

2.	Duties and Term. Zhang’s duties and term of engagement are set forth below:

a.	Duties. Zhang’s consultation services will be limited to (i) the strategy and operations of the ten (10) Joint Ventures and AXT’s subsidiaries in China, and (ii) the locating and training of a candidate to assist Dr. Young, in his capacity as the Chief Executive Officer for AXT, in managing the ten (10) Joint Ventures and AXT’s subsidiaries in China. In this consulting arrangement, Zhang will report exclusively to Dr. Young and will communicate with Dr. Young, the candidate and the management teams of the ten (10) Joint Venture and AXT’s subsidiaries in China.

b.	Term. Zhang will consult on an independent contractor basis with AXT for three (3) months, from May 16, 2015 to August 15, 2015, to locate and train a candidate to assist Dr. Young, in his capacity as the Chief Executive Officer of AXT, in managing the ten (10) Joint Ventures and AXT’s subsidiaries in China. If the candidate is not located or suitably trained at the end of the three months, and AXT requests an extension of this agreement on or before August 3, 2015, Zhang may in his sole discretion agree to extend the term of the independent contractor agreement for another three (3) months, from August 16, 2015 to November 15, 2015.

This Agreement shall terminate on August 15, 2015 with no additional notice, unless Zhang agrees to extend the term of the Agreement for another three (3) months.  If Zhang agrees to extend the term of the Agreement, this Agreement will terminate on November 15, 2015 with no additional notice.

3.	Compensation. Subject to Sections 4, 5 and 6, Zhang’s compensation shall be in the amount of $112,500, which shall be paid by AXT in a lump sum at the beginning of each of the three (3) month terms. AXT shall pay a lump sum of $112,500 to Zhang on May 16, 2015. If a second term is necessary, AXT will make a second payment of $112,500 to Zhang on August 15, 2015.

4.	Health Expenses. During the term of the Agreement, AXT shall contribute $3,000 a month to Zhang’s health expenses (including medical and dental insurance), however obtained, whether or not incurred. A three month payment of $9,000 shall be made in a lump sum at the beginning of each of the three (3) month terms in the same manner described in Section 3.

5.	Business Expenses. Zhang is authorized to incur reasonable expenses in connection with the performance of this Agreement, including travel and other similar items. Zhang must provide AXT adequate records and other documentation as may be required for the substantiation of such expenditures as a business expense. AXT shall promptly reimburse Zhang for reasonable and necessary expenses incurred on behalf of AXT by Zhang in connection with the performance of Zhang’s duties under this Agreement. AXT agrees that it will make prompt payment to Zhang following receipt and verification of the incurred expenses.

6.	Stock Options. Zhang’s currently existing stock options with AXT will continue to vest until November 30, 2015, regardless of the status of this Agreement. Zhang will continue to be subject to AXT’s stock trading restrictions for six (6) months after the termination or conclusion of this Agreement.

7.	Conflicting Obligations. Zhang represents and warrants that he has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, his obligations to the Company under this Agreement, and/or his ability to perform the services under this Agreement. Zhang will not enter into any such conflicting agreement during the term of this Agreement.

8.	Competing Agreements. For so long as Zhang is providing services to the Company pursuant to this Agreement, Zhang will not enter into any agreement or arrangement with any third party, including a third-party deemed by the Company to be the Company’s competitor, for the purpose of providing to such third party services, including, but not limited to, services similar to the services covered by this Agreement.

9.	Proprietary Information. Sections 3 and 4 of the Employee Inventions and Proprietary Rights Assignment Agreement, dated January 27, 2000 (the “Employee Inventions and Proprietary Rights Assignment Agreement”), are incorporated herein by reference and shall remain effective during the term of this Agreement. A copy of the Employee Inventions and Proprietary Rights Assignment Agreement is attached to this Agreement as Exhibit A.

10.	Independent Contractor. This Agreement shall not render Zhang an employee, partner, agent of, or joint venture with AXT for any purpose. Zhang is and will remain an independent contractor in his relationship to AXT. Zhang acknowledges full responsibility for compliance with all Federal, State and City tax regulations regarding taxes that may accrue on the fee, including expenses, if any, paid to Zhang as a result of services rendered to AXT. AXT shall not be responsible for withholding taxes with respect to Zhang’s compensation hereunder.

11.	Merger. This Agreement shall not be terminated by the merger or consolidation of AXT into or with any other entity.

12.	Termination. Notwithstanding the provisions in Section 2(b) above, Zhang may terminate this Agreement at any time for any reason by fourteen (14) calendar days’ written notice to AXT. AXT may only terminate this Agreement for gross negligence, gross incompetence, or a medical disability that makes Zhang unable to perform his consultancy.

13.	Survival. Upon the conclusion or termination of this Agreement, the obligations of the Parties to each other shall come to an end, except that the provisions of Section 6 (regarding stock options) shall survive.

14.	Choice of Law. The laws of the state of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties hereto.

15.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in the County of Santa Clara, State of California, through JAMS arbitration, and the judgment upon award may be entered in any court having jurisdiction thereof.

16.	Consent to Jurisdiction and Forum Selection. If a controversy is unable to be settled through JAMS arbitration for any reason, the Parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of San Francisco, State of California. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Francisco, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigation any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

17.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof

18.	No Waiver. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of Zhang, but only by an instrument in writing signed by both Zhang and an authorized officer of AXT. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

19.	Assignment. Zhang shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of AXT.

20.	Construction of Agreement. This Agreement shall be construed and interpreted according to its plain meaning, and no presumption shall be deemed to apply in favor of, or against the party drafting the Agreement. The Parties acknowledge and agree that each has had the opportunity to seek and utilize legal counsel in the drafting of, review of, and entry into this Agreement.

21.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such service, demand or other communication is given by mail, such notice shall be conclusively deemed given five (5) days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to Zhang:	[Name]	Davis Zhang
	[Address]	Carey & Carey
P.O. Box 1040
Palo Alto, California 94302-1040

If to AXT:	[Name]	AXT, Inc.
	[Address]	4281 Technology Drive
Fremont, California 94538

Any party hereto may change its address for purposes of this paragraph by written notice in the manner provided above.

22.	Entire Agreement. This Agreement, including its recitals, and the Employee Inventions and Proprietary Rights Assignment Agreement contain the entire understanding between the Parties and supersede all prior or contemporaneous communications, agreements, and understandings between the Parties with respect to the subject matter hereof. This Agreement may be modified only by a written amendment executed by both Parties and made a part hereto by incorporation.

23.	Attorneys’ Fees. The prevailing party in any action brought for the enforcement or interpretation of this Agreement shall be entitled to receive from the losing party a reasonable sum for its attorneys’ fees and costs of litigation, in addition to any other relief to which it may be entitled.

24.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

25.	Severability. If any provision of this Agreement is held to be invalid, such invalidity shall not affect the validity or enforceability of any other provision of this Agreement.

26.	Time is of the Essence. Time is of the essence in this Agreement pursuant to the time frame and terms described in Sections 2, 3, and 4.

27.	Force Majeure. Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, Government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year hereinabove written.

AN INDIVIDUAL:			AXT, INC.

By:	/s/ Davis Zhang	By:	/s/ Morris S. Young

Print Name:	Davis Zhang	Name:	Morris S. Young

		Title:	Chief Executive Officer

Exhibit A

EMPLOYEE INVENTIONS AND
PROPRIETARY RIGHTS ASSIGNMENT
AGREEMENT

1.
This agreement is to be signed by American Xtal Technology employees for new or continued employment by AXT, Inc. DO NOT USE THIS AGREEMENT WHEN RETAINING INDEPENDENT CONTRACTOR OR CONSULTANT SERVICES.

2.	To Be Completed Before Signing.

(a)
Exhibit A (“Prior Inventions”) must be completed prior to signing this agreement in accordance with Paragraph 8 (“Disclosure of Prior Inventions”). If the employee has no such prior inventions, complete the form by writing, “No such prior inventions exist.”

3.	Signature. Have the employee sign and date both the signature page and Exhibit B (“Limited Exclusion Notification”) in accordance with Paragraph 14 (“Nonassignable Inventions”).

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EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS
ASSIGNMENT AGREEMENT

This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by American Xtal Technology, a division of AXT, Inc. (“Company”). In return for my new or continued employment by Company, I acknowledge and agree that:

1.          No Conflict.  I will perform for Company such duties as may be designated by Company from time to time. I agree that my employment with the Company is for no specified term, and may be terminated by the Company at any time, with or without cause, and with or without notice. Similarly, I may terminate my employment with the Company at any time, with or without cause and with or without notice. During my period of employment by Company, I will devote my best efforts to the interests of Company and will not engage in other employment or in any activities determined by Company to be detrimental to the best interests of Company without the prior written consent of Company.

2.          Prior Work.  All previous work done by me for Company relating in any way to the conception, design, development or support of products for Company is the property of Company.

3.          Proprietary Information.  My employment creates a relationship of confidence and trust between Company and me with respect to any information:

(a)           Applicable to the business of Company; or

(b)           Applicable to the business of any client or customer of Company, which may be made known to me by the company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All of such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions,   know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party that may disclose such information to Company or me in the course of Company’s business.

4.          Nondisclosure of Proprietary Information.  All Proprietary Information is the sole property of Company, its assigns, and its customers and Company, its assigns and its customers shall be the sole owner of all patents, copyrights, maskworks, trade secrets and other rights in connection therewith. I hereby assign to Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry not as a result of a breach of this Agreement and my own skill, knowledge, know-how and experience to whatever extent and in whatever way I wish.

5.          Return of Materials.  Upon termination of my employment or at the request of Company before termination, I will deliver to Company all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to Company’s business.

6.          Inventions.  As used in this Agreement, the term “Inventions” means any and all new or useful art, discovery, improvement, technical development, or invention whether or not patentable, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works.

7.          Disclosure of Prior Inventions.  I have identified on Exhibit A (“Prior Inventions”) attached hereto all Inventions relating in any way to Company’s business or demonstrably anticipated research and development which were made by me prior to my employment with Company (“Prior Inventions”), and I represent that such list is complete. I represent that I have no rights in any such Inventions other than those Prior Inventions specified in Exhibit A (“Prior Inventions”). If there is no such list on Exhibit A (“Prior Inventions”), I represent that I have made no such Prior Inventions at the time of signing this Agreement.

8.          Ownership of Company Inventions; License of Prior Inventions.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyrights are “works made for hire” as that term is defined in the United States Copyright Act (17 USCA § 101). I hereby agree promptly to disclose and describe to Company, and I hereby assign and agree to assign to Company or its designee, my entire right, title, and interest in and to all Inventions and any associated intellectual property rights which I may solely or jointly conceive, develop or reduce to practice during the period of my employment with Company (a) which relate at the time of conception or reduction to practice of the invention to Company’s business or actual or demonstrably anticipated research or development, or (b) which were developed on any amount of Company’s time or with the use of any of Company’s equipment, supplies, facilities or trade secret information, or (c) which resulted from any work I performed for Company (“Company Inventions”). I agree to grant Company or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual rights relating to any Prior Inventions which I incorporate, or permit to be incorporated, in any Company Inventions. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, such Prior Inventions in any Company Inventions without Company’s prior written consent.

9.          Future Inventions. I recognize that Inventions or Proprietary Information relating to my activities while working for Company and conceived or made by me, alone or with others, within one (1) year after termination of my employment may have been conceived in significant part while employed by Company. Accordingly, I agree that such Inventions and Proprietary Information shall be presumed to have been conceived during my employment with Company and are to be assigned to Company unless and until I have established the contrary.

10.        Cooperation in Perfecting Rights to Inventions.

 (a)           I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

 (b)           In the event that Company is unable for any reason to secure my signature to any document required to apply for or execute any patent, copyright, mask work or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by me.

11.        No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12.        Survival. This Agreement (a) shall survive my employment by Company,(b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason, (c) inures to the benefit of successors and assigns of Company, and (d) is binding upon my heirs and legal representatives.

13.        Nonassignable Inventions. This Agreement does not apply to an Invention that qualifies fully as a nonassignable Invention under the provisions of Section 2870 of the California Labor Code. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to the company all Inventions made or conceived by me during the term of my employment and for one (1) year thereafter, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by Company as to whether or not the Inventions should be the property of Company. Any such information will be received in confidence by Company.

14.        No Solicitation. During the term of my employment with Company and for a period of two (2) years thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

15.        Injunctive Relief, A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

16.        Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or such other addresses as either party may specify in writing.

17.        Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

18.        Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

19.        Waiver. The waiver by Company of a breach of any provision of this Agreement by me shall not operate or be construed as a waiver of any other or subsequent breach by me.

20.        Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”		“EMPLOYEE”

AXT, Inc.

By:		By:	/s/ Davis Zhang

Printed Name:	Andrew Sie	Printed Name:	Davis Zhang

Title:	Director of Human Resources	Title	President - Substrate Division

Dated:		Dated:	1/27/00

Exhibit A

PRIOR INVENTIONS

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Exhibit B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and American XTAL Technology, Inc. (“Company”) does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)        Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company.

(2)        Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Employee Signature:	/s/ Davis Zhang

Davis Zhang
(Printed Name of Employee)

Date:	1/27/00

WITNESSED BY:

/s/ Soraya Rodriguez

Soraya Rodriguez HR Rep
(Printed Name of Witness/Company Representative)

Date:	1/27/00

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